Exhibit 19.1

GRABAGUN DIGITAL HOLDINGS INC.

Insider Trading Policy

(Board Approved on July 15, 2025)

1. BACKGROUND AND PURPOSE

1.1 Definitions. The following terms have the meanings specified or referred to in this Policy:

(a)
“Blackout Period” means a Regular Blackout Period or a Corporate News Blackout Period.

(b)
“Board” means the Board of Directors of the Company.

(c)
“BTR” has the meaning set forth in Section 5.

(d)
“Company” means GrabAGun Digital Holdings Inc. and any of its subsidiaries.

(e)
“Controlling Person Liability” has the meaning set forth in Section 1.2.

(f)
“Corporate News Blackout Period” has the meaning set forth in Section 3.2(b).

(g)
“Covered Persons” has the meaning set forth in Section 2.1.

(h)
“Designated Employees” has the meaning set forth in Section 3.1.

(i)
“Director” means a director of the Board.

(j)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)
“Executive Officer” means an officer of the Company as defined in Rule 16a-1(f) under the Exchange Act.

(l)
“MNPI” or “Material Nonpublic Information” has the meaning set forth in Section 1.3(a) and Section 1.3(b).

(m)
“Policy” means this Insider Trading Policy.

(n)
“Pre-Clearance Person” has the meaning set forth in Section 3.3(a).

(o)
“Regular Blackout Period” has the meaning set forth in Section 3.2(a).

(p)
“SEC” means the U.S. Securities and Exchange Commission.

(q)
“Securities” include common stock, preferred stock and derivative securities such as put and call options and convertible debentures, as well as debt securities such as bonds and notes.

(r)
“Trade” or “Trading” includes buying, selling, donating, transferring or otherwise acquiring or disposing of Securities in the open market.

(s)
“Trading Plan” has the meaning set forth in Section 4.1.

1.2 Why Have We Adopted This Policy?

The U.S. federal securities laws prohibit any Director, Executive Officer or employee of the Company from Trading Securities of the Company on the basis of MNPI concerning the Company, or from tipping MNPI to others. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Company’s Directors, Executive Officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “Controlling Person Liability”).

This Policy is being adopted in light of these legal requirements and with the goal of helping to:

•
prevent inadvertent violations of the insider trading laws and regulations;

•
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
•
promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain Trading arrangements by Company insiders;
•
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from Controlling Person Liability; and
•
protect the reputation of the Company, its Directors and its employees.

As detailed below, this Policy applies to family members and certain other persons and entities with whom Directors and employees have relationships. While the provisions in Section 2 and Section 3 of this Policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.3 MNPI; Material Nonpublic Information Defined.

(a) What Type of Information is “Material”? Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making an investment decision with respect to Company Securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

•
the Company’s revenues or earnings;
•
projections of the Company’s future earnings or losses or other earnings guidance, financial results (whether anticipated or unexpected);
•
extraordinary items for accounting purposes;
•
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets involving the Company;
•
a change in control of the Company;
•
a significant change in the management or the Board;
•
the public or private sale of a significant amount of Company Securities;
•
the Company’s decision to commence or terminate the payment of cash dividends;
•
the establishment of a program to repurchase Securities of the Company;
•
a stock split;
•
a default on outstanding debt of the Company or a bankruptcy filing;
•
a new product release or a significant development, invention or discovery;
•
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;
•
any significant litigation or dispute to which the Company may be a party;
•
a significant operational issue or investigation of a potential operational issue, including cybersecurity incidents;
•
a significant operational issue or investigation of a potential such issue, including cybersecurity incidents and product defects;

•
a conclusion by the Company or a notification from its independent registered public accounting firm that any of the Company’s previously issued financial statements should no longer be relied upon; or
•
a change in or dispute with the Company’s independent registered public accounting firm.

The foregoing list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

(b) When is Information “Nonpublic”? Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally. Information will generally be considered nonpublic unless (i) the information has been disclosed in a press release, in a public filing made with the SEC (such as a report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (ii) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2. PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES

2.1 Covered Persons. This Section 2 applies to:

•
all Directors;
•
all employees;
•
all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (a) an employee or tenant of the Director or employee or (b) another unrelated person whom the Chief Financial Officer or the Chief Legal Officer and General Counsel (if one) determines should not be covered by this Policy);
•
such other persons as are designated from time to time by the Board, the Chief Executive Officer, the Chief Financial Officer, or the Chief Legal Officer and General Counsel (if one) as being subject to this Policy; and
•
all corporations, limited liability companies, partnerships, trusts, or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company Securities.

2.2 Prohibition on Trading While Aware of Material Nonpublic Information.

(a) Prohibited Activities. Except as provided in Section 4, no person or entity covered by Section 2 may:

•
Trade any Securities of the Company while he or she is aware of any MNPI or recommend to another person that they do so;
•
tip or otherwise disclose to any other person any MNPI if such person may misuse that information, such as by purchasing or
•
selling Company Securities or tipping that information to others;
•
Trade any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company or recommend to another person that they do so; or
•
tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

(b) Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of MNPI, the prohibition on Trading Company Securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.

2.3 Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company Securities on margin, borrow against Company Securities held in a margin account, or pledge Company Securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge Company Securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged Company Securities. Any person who wishes to pledge Company Securities as collateral for a loan must submit a request for approval to the Chief Financial Officer or the Chief Legal Officer and General Counsel (if one). In addition, any such request by a Director or Executive Officer must also be reviewed and approved by the Audit Committee of the Board.

2.4 Prohibition on Short Sales, Derivative Transactions and Hedging Transactions.

No person or entity covered by this Section 2 may engage in any of the following types of transactions with respect to Company Securities:

•
short sales, including short sales “against the box”;
•
purchases or sales of puts, calls, or other derivative securities; or
•
purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities.

3. ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES

3.1 Covered Persons. This Section 3 applies to:

•
all Directors;
•
all Executive Officers;
•
such other employees as are designated from time to time by the Board, the Chief Executive Officer, the Chief Financial Officer, or the Chief Legal Officer and General Counsel (if one), as being subject to this Section 3 (the “Designated Employees”);
•
all family members of Directors, Executive Officers and Designated Employees who share the same address as, or are financially dependent on, the Director, Executive Officer or Designated Employee and any other person who shares the same address as the Director, Executive Officer or Designated Employee (other than (a) an employee or tenant of the Director, Executive Officer or Designated Employee or (b) another unrelated person whom the Chief Financial Officer or the Chief Legal Officer and General Counsel (if one), determines should not be covered by this Policy); and
•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company Securities.

3.2 Blackout Periods.

(a) Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may Trade any Company Securities during the period beginning on the day that is one week before the last trading day of the last month of each fiscal quarter at the close of market trading hours for the principal exchange on which the Company’s Securities are listed (the “Principal Exchange”), and ending upon the completion of the 1st full trading day after the public announcement of earnings for such quarter (a “Regular Blackout Period”).

(b) Corporate News Blackout Periods. The Company may from time to time notify Directors, Executive Officers and other specified employees that an additional Blackout Period (a “Corporate News Blackout Period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may Trade any Securities of the Company during such Corporate News Blackout Period or inform anyone else that a Corporate News Blackout Period is in effect.

(c) Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no Blackout Period is then in effect, if a person is aware of MNPI, the prohibitions contained herein apply.

3.3 Notice and Pre-Clearance of Transactions.

(a) Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may Trade Securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, without first obtaining written pre-clearance of the transaction from the Chief Financial Officer or the Chief Legal Officer and General Counsel (if one). A request for pre-clearance shall be made using the Form of Pre-clearance Request and Approval which can be obtained from the Chief Financial Officer or the Chief Legal Officer and General Counsel (if one). The Chief Financial Officer and the Chief Legal Officer and General Counsel (if one) shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer, and the Chief Executive Officer shall also have sole discretion to decide whether to clear transactions by the Chief Legal Officer and General Counsel or persons or entities subject to this Policy as a result of their relationship with the Chief Legal Officer and General Counsel. All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Chief Legal Officer and General Counsel (if one) or the Chief Financial Officer. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.

(b) Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Financial Officer or the Chief Legal Officer and General Counsel (or his/her designee) of the occurrence of any Trade of Securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

(c) Deemed Time of a Transaction. For purposes of this Section 3.3, a Trade shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4. EXCEPTIONS

4.1 Exceptions. The prohibitions in Section 2.2(a) and Section 3.2 on purchases, sales and donations of Company Securities do not apply to:

•
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the Securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of MNPI or during an applicable Blackout Period;
•
acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the employee or Director is aware of MNPI or during an applicable Blackout Period;
•
other purchases of Securities from the Company (including purchases under the Company’s employee stock purchase plan pursuant to standing instructions, in a form approved by the Company) or sales of Securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above; or
•
purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a “Trading Plan”); provided such Trading Plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.

4.2 Partnership Distributions.

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company Securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

4.3 Underwritten Public Offering. Nothing in this Policy is intended to limit the ability of any person to sell Company Securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

5. REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation Blackout Trading Restriction (“BTR”), each Director and Executive Officer shall not, directly or indirectly Trade during such blackout period any equity Securities of the Company acquired in connection with his or her service as a Director or Executive Officer of the Company, except as permitted by Regulation BTR.

6. PENALTIES FOR VIOLATION

Violation of any of the foregoing rules of this Policy is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

7. COMPANY ASSISTANCE AND EDUCATION

7.1 Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

7.2 Assistance. The Company shall provide reasonable assistance to all Directors and Executive Officers, as requested by such Directors and Executive Officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and Executive Officers.

7.3 Limitation on Liability. None of the Company, the Chief Financial Officer, the Chief Legal Officer and General Counsel (if one), or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a), or a Trading Plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a Trading Plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the Chief Legal Officer and General Counsel (if one), or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.